EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS FOURTH QUARTER 2012 RESULTS

Fourth Quarter Highlights (2012 compared to 2011):

•                  Q4 net sales increased $2.2 million, or 1% to $382.0 million

•                  Q4 gross profit increased $0.1 million to $50.5 million

•                  Q4 EBITDA increased 118% to $8.6 million and increased 123% to $8.8 million excluding restructuring and related costs

•                  Q4 operating profit increased 399% to $5.5 million

•                 Diluted earnings per share (EPS) was $0.22; adjusted EPS was $0.24 excluding severance and restructuring related costs

•                  We repurchased 583,658 shares of our common stock in Q4 2012 at an average price of $5.95

•                  We changed our name to PCM, Inc. and changed our ticker symbol to PCMI

El Segundo, California — February 28, 2013 — PCM, Inc. (NASDAQ: PCMI) (formerly PC Mall, Inc., NASDAQ: MALL), a leading technology solutions provider, today reported financial results for the fourth quarter of 2012. Consolidated net sales for Q4 2012 were $382.0 million, an increase of $2.2 million from $379.8 million in Q4 2011. Consolidated gross profit for Q4 2012 increased $0.1 million to $50.5 million from $50.4 million in Q4 2011. Consolidated gross profit margin decreased slightly to 13.2% in Q4 2012 from 13.3% in Q4 2011. EBITDA (as defined below), which includes $0.2 million of severance and restructuring related costs for Q4 2012, increased $4.7 million to $8.6 million from $3.9 million in Q4 2011. Consolidated operating profit for Q4 2012, which includes $0.4 million of severance and restructuring related costs, increased $4.4 million to $5.5 million compared to $1.1 million for Q4 2011. Consolidated net income, which includes $0.2 million of severance and restructuring related costs, net of tax, increased $3.0 million to $2.6 million in Q4 2012 compared to consolidated net loss of $0.4 million for Q4 2011. Diluted EPS for Q4 2012 was $0.22 compared to diluted loss per share of $0.03 for Q4 2011. Excluding severance and restructuring related costs, adjusted EPS was $0.24 in Q4 2012. In Q4 2012, the Company revised its accounting for revenue recognition of certain software maintenance and subscription transactions that were previously recorded on a gross basis, to record such transactions on a net sales basis with no corresponding cost of goods sold. We have revised revenues and cost of sales in all reported prior periods to reflect this immaterial change, which had no impact on our consolidated gross profit, operating profit or earnings per share.

Commenting on the Company’s fourth quarter results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “I am exceptionally proud of our team regarding both our Q4 performance and our efforts related to our ongoing reorganization and rebranding initiative. In Q4 the demand environment was unfortunately far from ideal. Uncertainty relative to the health of the U.S. and global economies created continuing delays and deferrals of purchases of new IT solutions. Despite that environment, we were able to grow our sales by over 8% sequentially from Q3, while increasing our EBITDA and operating income relative to Q4 2011 by 118% and 399%, respectively. We accomplished this growth through a combination of tight cost controls and solid execution by our team.”

Khulusi continued, “During the quarter we reached several internal milestones related to our reorganization and rebranding initiative, including the December 31, 2012 rebranding, consolidating, and streamlining of our brands. While no endeavor like this is without challenges, our team has worked closely with our customers and partners to ensure that the transition was as seamless as possible. During Q4 we also announced that we are building a new SSAE 16 certified cloud data-center for customer use, which will be located near Columbus, OH. This investment is a testament to our commitment to our managed services capabilities, which we believe are best-in-class. As we discussed in a separate press release earlier today, PCM was recently rated as the number 3 managed service provider globally in Nine Lives Media’s MSPmentor 501 Global Edition, which evaluates managed service providers on a number of criterion. We look forward to continuing to grow our services footprint as we continue to seek ways to add value to our customers nationwide.”

Khulusi concluded, “I am very excited about our reorganization and rebranding initiative, and what it means to our customers, employees and shareholders. I am also very excited about 2013 and beyond as we go to market under the PCM umbrella. The combination of our new go to market strategy under our new consolidated brands, our best-in-class services and consultative selling capabilities that we’ve been spending years building, continued cost discipline, and  the prospects for a stabilizing demand environment make us confident that we are well positioned for 2013 and beyond.”

Preliminary Analysis of Goodwill Impairment

In accordance with ASC 350-20, “Goodwill and Other Intangible Assets,” we are performing our annual impairment analysis of goodwill and indefinite-lived intangible assets for possible impairment. Our management, with the assistance of an independent third-party valuation firm, is determining the fair value of our reporting units and comparing them to their respective carrying values. Our 2012 impairment analysis includes goodwill and purchased indefinite-lived intangibles that are held by our MME segment, totaling $28.4 million, net, as of December 31, 2012 and we have not yet completed our overall review. The completion of our review could result in a non-cash impairment charge, which could be material and would decrease our GAAP operating profit, net income and earnings per share for the fourth quarter and year ended December 31, 2012, which is preliminarily reported in this release. We expect to complete our impairment review in the near term and a non-cash impairment charge, if any, will be determined prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC.

Segment Results

MME

Q4 2012 net sales for our MME segment were $147.3 million compared to $155.1 million in Q4 2011, a decrease of $7.8 million, or 5%. This decrease was primarily due to a 7% decrease in product sales primarily due to a muted demand environment that saw customers delaying or reducing investments in Q4 2012. This decrease in product sales was partially offset by a 5% increase in service sales. As a result, in Q4 2012, sales of services increased to 20% of MME segment sales from 18% of sales in Q4 2011.

MME gross profit increased by $0.1 million, to $22.5 million in Q4 2012 compared to $22.4 million in Q4 2011, and MME gross profit margin increased to 15.3% in Q4 2012 compared to 14.4% in Q4 2011. The increase in MME gross profit margin was primarily due to an increased mix of higher margin sales of services and solutions during Q4 2012.

Q4 2012 MME operating profit increased by $1.0 million, or 14%, to $8.4 million compared to $7.4 million in Q4 2011. The increase in MME operating profit was primarily due to a $0.7 million decrease in personnel costs in Q4 2012 plus two items from the prior year that did not reoccur in Q4 2012, including a $0.8 million impairment charge in Q4 2011 related to a write down of an indefinite-lived SARCOM trademark based on a reassessment of its remaining estimated useful life, partially offset by a $0.4 million decrease in earnout liability related to our NSPI division in Q4 2011.

SMB

Q4 2012 net sales for our SMB segment were $122.7 million compared to $114.2 million in Q4 2011, an increase of $8.5 million, or 7%. This increase was primarily due to higher productivity of our SMB sales force.

SMB gross profit decreased $0.1 million, to $16.9 million in Q4 2012 compared to $17.0 million in Q4 2011, and SMB gross profit margin decreased to 13.8% in Q4 2012 compared to 14.9% in Q4 2011. The decrease in SMB gross profit and gross profit margin was primarily due to a reduction in selling margins and a 29 basis point decrease in vendor consideration as a percentage of net sales.

Q4 2012 SMB operating profit increased by $0.2 million, or 2%, to $9.5 million compared to $9.3 million in Q4 2011. This increase in SMB operating profit resulted primarily from a $0.3 million decrease in SMB’s advertising expenditures and improvements in a number of other SG&A components, partially offset by a $0.3 million increase in personnel costs.

Public Sector

Q4 2012 net sales for our Public Sector segment were $46.6 million compared to $46.4 million in Q4 2011, an increase of $0.2 million. This increase in Public Sector net sales was due to a 4% increase in our federal government business, partially offset by a 5% decrease in our state and local government and educational institutions (SLED) business.

Public Sector gross profit decreased by $0.8 million, or 18%, to $3.7 million in Q4 2012 compared to $4.5 million in Q4 2011. Public Sector gross profit margin decreased to 8.0% in Q4 2012 compared to 9.8% in Q4 2011. The decrease in Public Sector gross profit and gross profit margin was primarily due to a $0.5 million decrease in vendor consideration in Q4 2012.

Public Sector operating profit increased by $0.3 million, or 67%, to $0.8 million in Q4 2012 compared to $0.5 million in Q4 2011. The increase in Public Sector operating profit was primarily due to a $0.9 million decrease in personnel costs, partially offset by a decrease in Public Sector gross profit as discussed above.

MacMall/OnSale

Q4 2012 net sales for our MacMall/OnSale segment were $65.4 million compared to $64.8 million in Q4 2011, an increase of $0.6 million, or 1%.

MacMall/OnSale gross profit increased by $0.7 million, or 10%, to $7.1 million in Q4 2012 compared to $6.4 million in Q4 2011. MacMall/OnSale gross profit margin increased to 10.9% in Q4 2012 compared to 10.0% in Q4 2011. The increase in MacMall/OnSale gross profit and gross profit margin in Q4 2012 over the prior year was primarily due to the increase in MacMall/OnSale net sales discussed above and an improvement in gross margin associated with sales generated from its OnSale division.

MacMall/OnSale operating profit increased by $1.9 million to $1.2 million in Q4 2012 compared to an operating loss of $(0.7) million in Q4 2011. This increase in MacMall/OnSale operating profit was primarily due to a decrease in personnel costs of $1.0 million and small improvements in a number of components of selling, general and administrative expenses, as well as the increase in MacMall/OnSale gross profit discussed above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain professional and pre-sales support services and other administrative costs that are not otherwise included in our reportable operating segments. Q4 2012 Corporate & Other operating expenses decreased by $0.9 million, or 6%, to $14.4 million from $15.3 million in Q4 2011. The decrease in Q4 2012 was primarily related to a $0.4 million decrease in personnel costs and a $0.3 million decrease in litigation costs.

Consolidated Balance Sheet

Accounts receivable at December 31, 2012 was $202.8 million and decreased $5.2 million from December 31, 2011. Inventory at December 31, 2012 was $68.9 million and decreased $10.5 million from December 31, 2011, primarily reflecting a sell-through of seasonal purchases made in late 2011. Accounts payable at December 31, 2012 was $103.0 million and decreased $19.6 million from December 31, 2011. Capital expenditures during the twelve months ended December 31, 2012 were $9.4 million compared to capital expenditures of $28.0 million during the twelve months ended December 31, 2011, with the decrease primarily due to the purchase of our new headquarters building and related improvements for $10.9 million in 2011. Outstanding borrowings under our line of credit decreased by $4.2 million to $87.6 million at December 31, 2012 compared to December 31, 2011. Working capital increased by $10.4 million as of December 31, 2012 compared to December 31, 2011.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
MME	$147,279	$22,486	$8,438	$155,124	$22,369	$7,374
SMB	122,714	16,926	9,482	114,196	16,969	9,293
Public Sector	46,553	3,715	815	46,379	4,548	487
MacMall/OnSale	65,395	7,114	1,176	64,757	6,444	(720)
Corporate & Other	21	278	(14,374)	(621)	102	(15,325)
Total	$381,962	$50,519	$5,537	$379,835	$50,432	$1,109

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit (Loss)	Operating Profit (Loss)
MME	$568,287	$84,835	$30,309	$526,858	$81,483	$27,583
SMB	457,906	66,878	37,484	491,338	67,205	36,899
Public Sector	165,828	16,514	2,554	171,630	16,908	1,748
MacMall/OnSale	228,851	25,564	3,014	233,544	25,144	279
Corporate & Other	(13)	398	(60,277)	(1,985)	(252)	(57,053)
Total	$1,420,859	$194,189	$13,084	$1,421,385	$190,488	$9,456

Average Account Executive Headcount By Segment(1):	Three Months Ended December 31,
	2012	2011
SMB	375	362
MME	113	113
Public Sector	109	131
MacMall/OnSale	142	164
Total	739	770

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

	Three Months Ended December 31,		Y/Y Sales
Product Sales Mix(1):	2012	2011	Growth
Software	16%	15%	9%
Notebooks	14	17	(14)
Tablets	10	9	10
Desktops	9	9	9
Delivered services	8	8	8
Networking	7	7	(6)
Manufacturer service/warranty	6	4	85
Storage	5	5	15
Displays	5	5	12
Input devices	4	2	58
Accessories	3	3	(11)
Servers	2	3	(21)
All other (2)	11	13	(14)
Total	100%	100%

(1)   Derived from gross billed sales as currently reflected by our systems.

(2)   All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EPS removes the effect of restructuring expenses related to our rebranding initiative. EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 28, 2013 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access www.investor.pcm.com.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 6:30 p.m. ET on February 28, 2013 until March 7, 2013 and can be accessed by calling: (888) 286-8010 and inputting pass code 77680537.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended December 31, 2012, we generated approximately $1.5 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to statements related to strategic developments such as statements related to our new go to market strategy under our new consolidated brands, our best-in-class services and consultative selling capabilities, investments in our services capabilities and planned new data center, our positioning in the marketplace and for the future success of our business, our reorganization, brand strategy and related potential benefits or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in our brands and new go to market strategy and expanded business models, including without limit, our services and consultative selling capabilities and new planned data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region  and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2012, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net sales	$381,962	$379,835	$1,420,859	$1,421,385
Cost of goods sold	331,443	329,403	1,226,670	1,230,897
Gross profit	50,519	50,432	194,189	190,488
Selling, general and administrative expenses	44,982	48,952	181,212	181,461
Revaluation of earnout liability	—	(429)	(107)	(1,229)
Impairment of indefinite- lived trademark	—	800	—	800
Operating profit	5,537	1,109	13,084	9,456
Interest expense, net	983	903	3,790	3,284
Income before income taxes	4,554	206	9,294	6,172
Income tax expense	1,927	599	3,893	3,040
Net (loss) income	$2,627	$(393)	$5,401	$3,132

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$0.22	$(0.03)	$0.45	$0.26
Diluted	0.22	(0.03)	0.44	0.25

Weighted average number of common shares outstanding:
Basic	11,891	12,013	11,991	12,225
Diluted	12,032	12,013	12,162	12,476

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT AND DILUTED EPS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

EBITDA(a):
Consolidated operating profit	$5,537	$1,109	$13,084	$9,456
Add: Consolidated depreciation expense	2,531	2,282	9,661	7,849
Consolidated amortization expense	547	557	2,835	2,195
EBITDA	$8,615	$3,948	$25,580	$19,500

Net income:
Consolidated income before income taxes	$4,554	$206	$9,294	$6,172
Less: Income tax expense	(1,927)	(599)	(3,893)	(3,040)
Consolidated net income (loss)	$2,627	$(393)	$5,401	$3,132

Consolidated income before income taxes	$4,554	$206	$9,294	$6,172
Add: Severance & restructuring related costs (b)	401	—	2,903	—
Adjusted income before income taxes	4,955	206	12,197	6,172
Less: Adjusted income tax expense	(2,097)	(599)	(5,109)	(3,040)
Non-GAAP net income (loss)	$2,858	$(393)	$7,088	$3,132

Diluted earnings (loss) per share:
GAAP diluted EPS	$0.22	$(0.03)	$0.44	$0.25
Non-GAAP diluted EPS	0.24	(0.03)	0.58	0.25
Diluted weighted average number of common shares outstanding	12,032	12,013	12,162	12,476

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

(b)         Relates to severance and restructuring related costs in connection with our 2012 rebranding and cost savings initiatives.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$6,535	$9,484
Accounts receivable, net of allowances of $1,459 and $1,642	202,800	207,985
Inventories, net	68,942	79,456
Prepaid expenses and other current assets	14,028	9,681
Deferred income taxes	2,811	3,937
Total current assets	295,116	310,543
Property and equipment, net	48,180	44,745
Deferred income taxes	380	247
Goodwill	25,510	25,510
Intangible assets, net	7,098	9,840
Other assets	1,979	2,387
Total assets	$378,263	$393,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,972	$122,523
Accrued expenses and other current liabilities	30,371	31,797
Deferred revenue	17,632	18,079
Line of credit	87,630	91,852
Notes payable — current	812	1,015
Total current liabilities	239,417	265,266
Notes payable and other long-term liabilities	16,750	11,574
Deferred income taxes	5,678	5,606
Total liabilities	261,845	282,446
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,560,801 and 14,368,888 shares issued; and 11,525,459 and 11,995,704 shares outstanding, respectively	14	14
Additional paid-in capital	111,952	108,061
Treasury stock, at cost: 3,035,342 and 2,373,184 shares, respectively	(13,688)	(9,733)
Accumulated other comprehensive income	2,511	2,256
Retained earnings	15,629	10,228
Total stockholders’ equity	116,418	110,826
Total liabilities and stockholders’ equity	$378,263	$393,272

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$5,401	$3,132
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,496	10,044
Provision for deferred income taxes	3,016	2,634
Net tax benefit and adjustment related to stock option exercises	1,387	1
Excess tax benefit related to stock option exercises	(193)	(668)
Non-cash stock-based compensation	1,900	2,404
Decrease in earnout liability	(1,100)	(1,229)
Impairment of indefinite-lived trademark	—	800
Gain on sale of fixed assets	—	(7)
Change in operating assets and liabilities:
Accounts receivable	3,599	(23,151)
Inventories	10,514	(14,889)
Prepaid expenses and other current assets	(4,037)	178
Other assets	315	217
Accounts payable	(17,649)	(9,425)
Accrued expenses and other current liabilities	(1,370)	2,033
Deferred revenue	(447)	5,873
Total adjustments	8,431	(25,185)
Net cash provided by (used in) operating activities	13,832	(22,053)
Cash Flows From Investing Activities
Purchase of El Segundo building	—	(17,174)
Purchases of property and equipment	(9,446)	(10,865)
Acquisition of eCost	—	(2,284)
Proceeds from sale of fixed assets	—	25
Net cash used in investing activities	(9,446)	(30,298)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(4,222)	41,205
Capital lease proceeds	4,356	—
Borrowings under notes payable	2,859	7,198
Payments under notes payable	(1,087)	(757)
Change in book overdraft	(2,640)	7,034
Payment of earnout liability	(993)	(1,121)
Payments of obligations under capital lease	(2,440)	(1,203)
Proceeds from stock issued under stock option plans	604	762
Payment for deferred financing costs	—	(25)
Excess tax benefit related to stock option exercises	193	668
Common shares repurchased and held in treasury	(3,910)	(2,557)
Net cash (used in) provided by financing activities	(7,280)	51,204
Effect of foreign currency on cash flow	(55)	(80)
Net change in cash and cash equivalents	(2,949)	(1,227)
Cash and cash equivalents at beginning of the period	9,484	10,711
Cash and cash equivalents at end of the period	$6,535	$9,484
Supplemental Cash Flow Information
Interest paid	$3,305	$2,797
Income taxes paid	2,470	4,157
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$1,988	$2,779
Deferred financing costs	—	346